Exhibit 99.1

AVIS BUDGET GROUP APPOINTS
JOHN D. HARDY, JR. TO BOARD OF DIRECTORS

PARSIPPANY, N.J., April 2, 2008 – Avis Budget Group, Inc. (NYSE: CAR), a leading provider of vehicle rental services, today announced the appointment of John D. Hardy, Jr. to its Board of Directors. Mr. Hardy will serve for a term scheduled to end at the 2008 annual meeting of stockholders. He is an independent director (under the rules of the New York Stock Exchange) and will serve on the Board’s Compensation Committee.  Mr. Hardy fills the seat that was held by Sheli Z. Rosenberg, who retired from the Board today after a combined eight years of service with Avis Budget and Cendant, as we were formerly known.

Mr. Hardy adds extensive legal expertise to our Board of Directors, as a former partner of the law firm of O’Melveny & Myers LLP for more than 25 years, where he served on the firm’s compensation committee and as chair of the firm’s capital markets practice.  Mr. Hardy has represented publicly and privately owned corporations, investment managers and investment banks in connection with securitization transactions, investment funds, debt and equity financings, joint ventures and mergers and acquisitions. Mr. Hardy received a Juris Doctor from the University of Virginia.

“We thank Sheli for her many years of outstanding service both to Avis Budget Group and Cendant,” said Ronald L. Nelson, chairman and chief executive officer of Avis Budget Group.  “While we will sorely miss her guidance and counsel, we are extremely fortunate to have added someone of Jack’s experience and background and are certain he will be invaluable in helping guide Avis Budget in the coming years.”

About Avis Budget Group, Inc.
Avis Budget Group (NYSE: CAR) is a leading provider of vehicle rental services, with operations in more than 70 countries. Through its Avis and Budget brands, the company is the leading general-use vehicle rental company in each of North America, Australia, New Zealand and certain other regions based on published airport statistics. Avis Budget Group is headquartered in Parsippany, N.J. and has more than 30,000 employees. For more information about Avis Budget Group, visit www.avisbudgetgroup.com.

Media Contacts:
John Barrows
(973) 496-7865

Investor Contact:
David Crowther
(973) 496-7277

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